EXHIBIT 16.1

Weinberg & Baer LLC
115 Sudbrook Lane, Baltimore, MD 21208
Phone (410) 702-5660

October 8, 2013

Securities and Exchange Commission
100 F. Street, NE
Washington, D.C. 20549

Dear Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for Great East Energy, Inc. (formerly Epsilon Corp.), a Nevada corporation (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 Changes in Registrant’s Certifying Accountants of the Company’s Current Report on Form 8-K dated October 8, 2013 (the “Current Report”) and are in agreement with the disclosures in the Current Report, insofar as it pertains to our firm, Weinberg & Baer LLC.

Sincerely,

Weinberg & Baer LLC
Baltimore, Maryland